EXHIBIT 99


   [LOGO]          APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
    ARCA           7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000
INCORPORATED



FOR IMMEDIATE RELEASE      FOR MORE INFORMATION CONTACT:
                           EDWARD R. (Jack) CAMERON, CEO
                           (952) 930-9000
                           RICHARD G. CINQUINA,
                           EQUITY MARKET PARTNERS
                           (612) 338-0810


      APPLIANCE RECYCLING CENTERS OF AMERICA REPORTS THIRD QUARTER EARNINGS

        SAME-STORE APPLIANCE SALES UP 9%; TOTAL RETAIL SALES INCREASE 38%


OCTOBER 28, 2002--MINNEAPOLIS, MN-- Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $13,079,000 for the third quarter of 2002 ended September 28, down slightly from $13,645,000 in the year-earlier period. Net income came to $274,000 or $0.09 per diluted share after a one-time write-off of $124,000 of deferred financing costs related to a pay down of long-term debt, compared to $1,577,000 or $0.50 per diluted share in the third quarter of 2001.


For the first nine months of 2002, revenues totaled $36,512,000, up 16% from $31,504,000 a year ago. Nine-month earnings amounted to $1,049,000 or $0.32 per diluted share, compared to $2,286,000 or $0.76 per diluted share in the same period of 2001.


Edward R. (Jack) Cameron, president and chief executive officer, commented:
"Consistent with our previous forecast, the anticipated decline in third quarter recycling revenues, related to the scaling back of California's residential energy conservation initiatives, offset the continuation of strong retail sales at our ApplianceSmart network. Generated despite the nation's weak economy, the strong growth in ApplianceSmart's same-store and total retail sales for this period reflects the soundness of our special-buy retail concept and our ability to successfully execute this strategy. ApplianceSmart is providing true value to its customers by offering virtually new major household


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appliances at a substantial discount to full retail. We believe this business formula will serve us well in robust as well as sluggish economic times. Since ApplianceSmart represents a significant part of ARCA's future, we intend to continue investing in our appliance retailing operation with the goals of opening additional ApplianceSmart outlets and further strengthening the ApplianceSmart brand image. We are also evaluating additional strategies for enhancing the long-term profitability of this operation."


Same-store ApplianceSmart sales, a comparison of the eight factory outlets open during the complete third quarters of 2002 and 2001, increased 9.0%. Total retail sales rose 38% in the third quarter compared to the same quarter in the preceding year, reflecting the positive impact of newer factory outlets. At the end of this year's third quarter, ARCA was operating 10 ApplianceSmart factory outlets.


Cameron continued: "During last year's third quarter, we recycled over 40,000 appliances under three California energy conservation programs, due to the urgent need to address the state's energy crisis at this time last year. This record recycling volume made the third quarter of 2001 the strongest three-month period in ARCA's history. Now that the California energy crisis has passed for the moment and energy conservation has become less of a front-burner issue, our recycling volume declined to approximately 33,000 older, inefficient refrigerators and freezers in this year's third quarter under two energy conservation programs. One of these programs was completed during the quarter, leaving California's statewide recycling program as the only such initiative operating in this year's fourth quarter. As a result, we anticipate a further decrease in our recycling business during this period."


The Company said it is seeing indications of renewed interest in residential energy conservation programs by electric utilities around the nation. This interest is being spurred in part by consumer demand for greater energy efficiency due to steadily rising energy prices. ARCA is currently evaluating and pursuing various new recycling opportunities that could have a positive impact on its recycling operations in 2003.


The ApplianceSmart operation is expected to post solid sales growth in this year's fourth quarter. However, the expectation of a further decline in recycling operations will result in fourth quarter results at or near breakeven.


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ABOUT ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include closeouts, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of October 2002, ApplianceSmart was operating 10 factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Dayton, Ohio, market; and one in Los Angeles. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.


                                      # # #


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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com
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APPLIANCE RECYCLING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
3rd Quarter 2002 Results
(000'S OMITTED EXCEPT FOR SHARE AMOUNTS)

                                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                  ---------------------     ---------------------
                                                                  SEPT. 28     SEPT. 29     SEPT. 28     SEPT. 29
                                                                    2002         2001         2002         2001
                                                                  --------     --------     --------     --------
REVENUES
     Retail                                                       $  7,980     $  5,784     $ 22,462     $ 15,452
     Recycling                                                       4,726        7,380       13,030       15,131
     ByProduct                                                         373          481        1,020          921
                                                                  --------     --------     --------     --------

          Total revenues                                          $ 13,079     $ 13,645     $ 36,512     $ 31,504

COST OF REVENUES                                                     8,503        8,053       23,473       18,827
                                                                  --------     --------     --------     --------
     Gross profit                                                 $  4,576     $  5,592     $ 13,039     $ 12,677

SELLING, GENERAL & ADMINISTRATIVE EXPENSES                           3,861        3,307       10,519        8,706
                                                                  --------     --------     --------     --------
    Operating income                                              $    715     $  2,285     $  2,520     $  3,971

OTHER INCOME (EXPENSE)
     Other income                                                        4           24           21           71
     Interest expense                                                 (261)        (280)        (789)        (790)
                                                                  --------     --------     --------     --------
     Income before provision for income taxes                     $    458     $  2,029     $  1,752     $  3,252

PROVISION FOR INCOME TAXES                                             184          452          703          966

                                                                  --------     --------     --------     --------
     NET INCOME                                                   $    274     $  1,577     $  1,049     $  2,286
                                                                  ========     ========     ========     ========

     BASIC INCOME PER COMMON SHARE                                    0.12         0.69         0.45         1.00
                                                                  ========     ========     ========     ========

     DILUTED INCOME PER COMMON SHARE                                  0.09         0.50         0.32         0.76
                                                                  ========     ========     ========     ========

     BASIC WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING         2,324        2,297        2,318        2,289
                                                                  ========     ========     ========     ========

     DILUTED WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING       3,176        3,147        3,259        2,989
                                                                  ========     ========     ========     ========